                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                 (Rule 13d-101)
                               (Amendment No. 15)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                A. Schulman, Inc.
                                -----------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                    808194104
                                 (CUSIP Number)


                            Mr. James A. Mitarotonda
                  c/o Barington Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                               New York, NY 10019
                                 (212) 974-5700
                                 --------------
                     (Name, Address and Telephone Number of
                                Person Authorized
                               to Receive Notices
                               and Communications)


                                November 2, 2006
                                ----------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: |_|.

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Barington Companies Equity Partners, L.P.                          13-4088890
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS    WC
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      500,259
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       none
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         500,259
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               none
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    500,259
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.86%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    PN
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Barington Investments, L.P.                                        20-2871525
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   WC
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      364,107
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       none
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         364,107
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               none
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    364,107
________________________________________________________________________________
12)CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.36%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    PN
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Barington Companies Advisors, LLC                                  20-0327470
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                      (a) |X|

                                                                         (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   OO
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      364,107
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       500,259
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         364,107
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               500,259
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    864,366
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    3.22%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    IA, OO
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Barington Companies Investors, LLC                                 13-4126527
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   OO
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      none
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       500,259
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         none
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               500,259
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    500,259
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.86%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    OO
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Barington Companies Offshore Fund, Ltd.
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   WC
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   British Virgin Islands
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      747,981
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       none
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         747,981
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               none
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    747,981
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    2.79%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    CO
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Barington Offshore Advisors, LLC                                   20-4797640
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   OO
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      747,981
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       none
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         747,981
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               none
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    747,981
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    2.79%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    IA, OO
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Barington Capital Group, L.P.                                      13-3635132
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   OO
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   New York
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      1,612,347
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                                    none
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                                      1,612,347
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               none
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,612,347
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    6.01%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    PN
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   LNA Capital Corp.                                                  13-3635168
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   OO
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      1,612,347
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       none
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         1,612,347
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               none
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,612,347
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    6.01%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    CO
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   James Mitarotonda
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   OO
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      1,614,347
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       none
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         1,614,347
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               none
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,614,347
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    6.01%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    IN
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Parche, LLC                                                        20-0870632
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   WC
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      186,454
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       none
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         186,454
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               none
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    186,454
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.69%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    OO
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Starboard Value & Opportunity Fund, LLC                            20-0666124
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   WC
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      978,916
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       none
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         978,916
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               none
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    978,916
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    3.65%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    OO
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Admiral Advisors, LLC                                              37-1484525
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   OO
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      1,165,370
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       none
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         1,165,370
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               none
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,165,370
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.34%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    IA, OO
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Ramius Capital Group, L.L.C.                                       13-3937658
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   OO
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      1,165,370
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       none
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         1,165,370
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               none
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,165,370
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.34%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    IA, OO
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   C4S & Co., L.L.C.                                                  13-3946794
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   OO
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      1,165,370
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       none
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         1,165,370
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               none
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,165,370
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.34%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    OO
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Peter A. Cohen
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   OO
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      none
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       1,165,370
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         none
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               1,165,370
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,165,370
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.34%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    IN
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Morgan B. Stark
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   OO
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      none
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       1,165,370
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         none
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               1,165,370
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,165,370
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.34%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    IN
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Jeffrey M. Solomon
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   OO
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      none
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       1,165,370
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         none
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               1,165,370
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,165,370
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.34%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    IN
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Thomas W. Strauss
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   OO
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      none
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       1,165,370
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         none
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               1,165,370
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,165,370
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.34%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    IN
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   RJG Capital Partners, L.P.                                         20-0133443
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   WC
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      12,500
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       none
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         12,500
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               none
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    12,500
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.05%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    PN
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   RJG Capital Management, LLC                                        20-0027325
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   OO
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      12,500
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       none
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         12,500
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               none
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    12,500
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.05%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    OO
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Ronald Gross
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   OO
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      12,500
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       none
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         12,500
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               none
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    12,500
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.05%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    IN
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   D.B. Zwirn Special Opportunities Fund, L.P.                        73-1637217
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   WC

   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      8,630
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       none
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         8,630
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               none
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    8,630
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.03%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    PN
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   D.B. Zwirn Special Opportunities Fund, Ltd.
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   WC
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   Cayman Islands
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      61,958
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       none
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         61,958
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               none
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    61,958
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.23%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    CO
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   HCM/Z Special Opportunities LLC                                    98-0436333
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   WC
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   Cayman Islands
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      29,412
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       none
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         29,412
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               none
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    29,412
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.11%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    CO
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   D.B. Zwirn & Co., L.P.                                             02-0597442
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   OO
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      100,000
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       none
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         100,000
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               none
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    100,000
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.37%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    PN
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   DBZ GP, LLC                                                        42-1657316
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   OO
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      100,000
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       none
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         100,000
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               none
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    100,000
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.37%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    OO
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Zwirn Holdings, LLC                                                30-0080444
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   OO
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      100,000
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       none
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         100,000
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               none
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    100,000
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.37%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    OO
________________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Daniel B. Zwirn
   _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX A MEMBER OF A GROUP                        (a) |X|

                                                                        (b) |_|
   _____________________________________________________________________________
3) SEC USE ONLY
   _____________________________________________________________________________
4) SOURCE OF FUNDS
   OO
   _____________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
   TO ITEMS 2(d) OR 2(e)                                                    |_|
   _____________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
   _____________________________________________________________________________
                           7)  SOLE VOTING POWER
NUMBER OF                      100,000
SHARES                     _____________________________________________________
BENEFICIALLY               8)  SHARED VOTING POWER
OWNED BY                       none
EACH                       _____________________________________________________
REPORTING                  9)  SOLE DISPOSITIVE POWER
PERSON                         100,000
WITH                       _____________________________________________________
                           10) SHARED DISPOSITIVE POWER
                               none
________________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    100,000
________________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
________________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.37%
________________________________________________________________________________
14) TYPE OF REPORTING PERSON
    IN
________________________________________________________________________________

         This Amendment No. 15 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on June 6, 2005, as amended by that certain Amendment No. 1 filed on July 1, 2005, that certain Amendment No. 2 filed on August 3, 2005, that certain Amendment No. 3 filed on August 25, 2005, that certain Amendment No. 4 filed on September 8, 2005, that certain Amendment No. 5 filed on September 13, 2005, that certain Amendment No. 6 filed on September 28, 2005, that certain Amendment No. 7 filed on October 11, 2005, that certain Amendment No. 8 filed on October 25, 2006, that certain Amendment No. 9 filed on May 30, 2006, that certain Amendment No. 10 filed on June 1, 2006, that certain Amendment No. 11 filed on September 28, 2006, that certain Amendment No. 12 filed on October 10, 2006, that certain Amendment No. 13 filed on October 12, 2006 and that certain Amendment No. 14 filed on October 26, 2006 (together, the "Statement"), by and on behalf of Barington Companies Equity Partners, L.P. ("Barington") and others with respect to the common stock, par value $1.00 per share (the "Common Stock"), of A. Schulman, Inc., a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 3550 West Market Street, Akron, Ohio 44333.

Item 2. Identity and Background.

         The second paragraph of Item 2(a)-(c) of the Statement is hereby amended and restated as follows:

         As of the date of this filing, the Reporting Entities are the beneficial owners of, in the aggregate, 2,892,217 shares of Common Stock, representing approximately 10.77% of the shares of Common Stock presently outstanding.

Item 3. Source and Amount of Funds or Other Consideration.

         The information contained in Item 3 of the Statement is hereby amended and supplemented as follows: Since the filing of the Statement, Barington Companies Offshore Fund, Ltd. purchased an aggregate of 75,681 shares of Common Stock. The amount of funds expended for such purchase was approximately $1,828,455.96 by Barington Companies Offshore Fund, Ltd.

         All purchases and sales of Common Stock by the Reporting Entities were made in open market transactions. All transactions effected since the filing of the Statement are described in the Schedule attached hereto. All purchases of Common Stock were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

Item 5. Interest in Securities of the Issuer.

         Items 5(a) and 5(b) of the Statement are hereby amended and restated as follows:

         (a) As of the date of this filing, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 500,259 shares of Common Stock, representing approximately 1.86% of the shares of Common Stock presently outstanding based upon the 26,842,722 shares of Common Stock reported by the Company to be issued and outstanding as of October 31, 2006 in its Form 10-K filed with the Securities and Exchange Commission on November 3, 2006 (the "Issued and Outstanding Shares").

         As of the date of this filing, Barington Investments, L.P. beneficially owns 364,107 shares of Common Stock, constituting approximately 1.36% of the Issued and Outstanding Shares. As of the date of this filing, Barington Companies Offshore Fund, Ltd. beneficially owns 747,981 shares of Common Stock, constituting approximately 2.79% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Equity Partners, L.P. and the investment advisor and general partner of Barington Investments, L.P., Barington Companies Advisors, LLC may be deemed to beneficially own the 500,259 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. and the 364,107 shares of Common Stock beneficially owned by Barington Investments, L.P., representing an aggregate of 864,366 shares, constituting approximately 3.22% of the Issued and Outstanding Shares. As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 500,259 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., constituting approximately 1.86% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors, LLC may be deemed to beneficially own the 747,981 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., constituting approximately 2.79% of the Issued and Outstanding Shares. As the majority member of Barington Companies Advisors, LLC and Barington Companies Investors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 500,259 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. and the 364,107 shares of Common Stock beneficially owned by Barington Investments, L.P. As the majority member of Barington Offshore Advisors, LLC, Barington Capital Group, L.P. may also be deemed to beneficially own the 747,981 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 1,612,347 shares, constituting approximately 6.01% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 500,259 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 364,107 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 747,981 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 1,612,347 shares of Common Stock, constituting approximately 6.01% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed to beneficially own the 500,259 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 364,107 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 747,981 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 1,612,347 shares of Common Stock. Mr. Mitarotonda, who is a director of the Company, also beneficially owns 2,000 restricted shares of Common Stock granted to him under the Company's 2002 Equity Incentive Plan. As a result, Mr. Mitarotonda may be deemed to beneficially own an aggregate of 1,614,347 shares of Common Stock, constituting approximately 6.01% of the Issued and Outstanding Shares. Each of Barington Companies Advisors, LLC and Barington Companies Investors, LLC share voting and dispositive power with respect to the 500,259 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. Mr. Mitarotonda has sole voting and dispositive power with respect to the 500,259 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 364,107 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 747,981 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein. Mr. Mitarotonda has sole voting and dispositive power with respect to the 2,000 shares of restricted Common Stock beneficially owned by him.

         As of the date of this filing, each of Starboard Value & Opportunity Fund, LLC and Parche, LLC beneficially own 978,916 and 186,454 shares of Common Stock, respectively, constituting approximately 3.65% and 0.69%, respectively, of the Issued and Outstanding Shares. As the managing member of Starboard Value & Opportunity Fund, LLC, and the managing member of Parche, LLC, Admiral Advisors, LLC may be deemed to beneficially own the 978,916 shares and the 186,454 shares of Common Stock owned by Starboard Value & Opportunity Fund, LLC and Parche, LLC, respectively, representing an aggregate of 1,165,370 shares, constituting approximately 4.34% of the Issued and Outstanding Shares. As the sole member of Admiral Advisors, LLC, Ramius Capital Group, L.L.C. may be deemed to beneficially own the 978,916 shares and the 186,454 shares of Common Stock owned by Starboard Value & Opportunity Fund, LLC and Parche, LLC, respectively, representing an aggregate of 1,165,370 shares, constituting approximately 4.34% of the Issued and Outstanding Shares. As the managing member of Ramius Capital Group, L.L.C., C4S & Co., L.L.C. may be deemed to beneficially own the 978,916 shares and the 186,454 shares of Common Stock owned by Starboard Value & Opportunity Fund, LLC and Parche, LLC, respectively, representing an aggregate of 1,165,370 shares, constituting approximately 4.34% of the Issued and Outstanding Shares. As the managing members of C4S & Co., L.L.C., each of Peter
A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the 978,916 shares and the 186,454 shares of Common Stock owned by Starboard Value & Opportunity Fund, LLC and Parche, LLC, respectively, representing an aggregate of 1,165,370 shares, constituting approximately 4.34% of the Issued and Outstanding Shares. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the 978,916 shares and the 186,454 shares owned by Starboard Value & Opportunity Fund, LLC and Parche, LLC, respectively, by virtue of their shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

         As of the date of this filing, RJG Capital Partners, L.P. beneficially owns 12,500 shares of Common Stock, constituting approximately 0.05% of the Issued and Outstanding Shares. As the general partner of RJG Capital Partners, L.P., RJG Capital Management, LLC may be deemed to beneficially own the 12,500 shares owned by RJG Capital Partners, L.P., constituting approximately 0.05% of the Issued and Outstanding Shares. As the managing member of RJG Capital Management, LLC, which in turn is the general partner of RJG Capital Partners, L.P., Mr. Gross may be deemed to beneficially own the 12,500 shares owned by RJG Capital Partners, L.P., constituting approximately 0.05% of the Issued and Outstanding Shares. Mr. Gross has sole voting and dispositive power with respect to the 12,500 shares owned by RJG Capital Partners, L.P. by virtue of his authority to vote and dispose of such shares. Mr. Gross disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

         As of the date of this filing, D.B. Zwirn Special Opportunities Fund, L.P. beneficially owns 8,630 shares of Common Stock constituting approximately 0.03% of the Issued and Outstanding Shares. As of the date of this filing, each of D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC beneficially own 61,958 shares and 29,412 shares of Common Stock, respectively, constituting approximately 0.23% and 0.11%, respectively, of the Issued and Outstanding Shares. As the manager of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC, D.B. Zwirn & Co., L.P. may be deemed to beneficially own the 8,630 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 61,958 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 29,412 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 100,000 shares, constituting approximately 0.37% of the Issued and Outstanding Shares. As general partner of D.B. Zwirn & Co., L.P., DBZ GP, LLC may be deemed to beneficially own the 8,630 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 61,958 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 29,412 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 100,000 shares, constituting approximately 0.37% of the Issued and Outstanding Shares. As the managing member of DBZ GP, LLC, Zwirn Holdings, LLC may be deemed to beneficially own the 8,630 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 61,958 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 29,412 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 100,000 shares, constituting approximately 0.37% of the Issued and Outstanding Shares. As the managing member of Zwirn Holdings, LLC, Daniel B. Zwirn may be deemed to beneficially own the 8,630 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 61,958 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 29,412 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 100,000 shares, constituting approximately 0.37% of the Issued and Outstanding Shares. Mr. Zwirn disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

         The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

         (b) Each of the Reporting Entities may be deemed to have sole voting and dispositive power over the shares of Common Stock reported as beneficially owned by such person by virtue of their respective positions as described in paragraph (a), except that (i) Messrs. Cohen, Stark, Solomon and Strauss have shared authority to vote and dispose of the shares reported as beneficially owned by them and (ii) Barington Companies Advisors, LLC and Barington Companies Investors, LLC have shared authority to vote and dispose of the shares reported as beneficially owned by Barington Companies Equity Partners, L.P. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of the shares reported as beneficially owned by them.

         Except as set forth above, each of the other Reporting Entities may be deemed to have sole voting and dispositive power with respect to the shares each reports as beneficially owned by such person, regardless of the fact that multiple Reporting Entities within the same chain of ownership report sole voting and dispositive power with respect to such shares. Each such Reporting Entity reports sole voting and dispositive power with respect to such shares based on such person's relationship to the other Reporting Entities within the same chain of ownership. Except to the extent expressly stated herein, each Reporting Entity disclaims beneficial ownership of any shares of Common Stock beneficially owned by any other Reporting Entity.

Item 7. Material to be Filed as Exhibits.

         Item 7 of the Statement is hereby amended and supplemented as follows:


Exhibit No.       Exhibit Description
-------------    --------------------------------------------------------------------------------------------
99.21            Agreement of Joint Filing among Barington Companies Equity Partners, L.P., Barington
                 Investments, L.P., Barington Companies Advisors, LLC, Barington Companies Investors, LLC,
                 Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors, LLC, Barington
                 Capital Group, L.P., LNA Capital Corp., James Mitarotonda, Starboard Value & Opportunity
                 Fund, LLC, Parche, LLC, Admiral Advisors, LLC, Ramius Capital Group, L.L.C., C4S & Co.,
                 L.L.C., Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon, Thomas W. Strauss, RJG
                 Capital Partners, L.P., RJG Capital Management, LLC, Ronald Gross, D.B. Zwirn Special
                 Opportunities Fund, L.P., L.P., D.B. Zwirn Special Opportunities Fund, Ltd., HCM/Z Special
                 Opportunities LLC, D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B.
                 Zwirn dated November 6, 2006 (which supersedes and replaces the Agreement of Joint Filing dated October 10, 2006, as previously filed as Exhibit 99.15 to the Schedule 13D Amendment
                 No. 12 filed with the SEC on October 10, 2005).
-------------    --------------------------------------------------------------------------------------------

                                   SIGNATURES

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated: November 6, 2006

                               BARINGTON COMPANIES EQUITY
                               PARTNERS, L.P.
                               By: Barington Companies Investors, LLC, its
                                   general partner

                               By: /s/ James A. Mitarotonda
                                   --------------------------
                               Name: James A. Mitarotonda
                               Title: Managing Member

                               BARINGTON INVESTMENTS, L.P.
                               By: Barington Companies Advisors, LLC, its
                                   general partner

                               By: /s/ James A. Mitarotonda
                                   --------------------------
                               Name: James A. Mitarotonda
                               Title: Managing Member

                               BARINGTON COMPANIES ADVISORS, LLC


                               By: /s/ James A. Mitarotonda
                                   --------------------------
                               Name: James A. Mitarotonda
                               Title: Managing Member

                               BARINGTON COMPANIES INVESTORS, LLC


                               By: /s/ James A. Mitarotonda
                                   --------------------------
                               Name: James A. Mitarotonda
                               Title: Managing Member

                               BARINGTON COMPANIES OFFSHORE
                               FUND, LTD.


                               By: /s/ James A. Mitarotonda
                                   --------------------------
                               Name: James A. Mitarotonda
                               Title: President

                               BARINGTON OFFSHORE ADVISORS, LLC


                               By: /s/ James A. Mitarotonda
                                   --------------------------
                               Name: James A. Mitarotonda
                               Title: Authorized Signatory


                               BARINGTON CAPITAL GROUP, L.P.
                               By: LNA Capital Corp.,
                                   its general partner

                               By: /s/ James A. Mitarotonda
                                   --------------------------
                               Name: James A. Mitarotonda
                               Title: President and CEO

                               LNA CAPITAL CORP.


                               By: /s/ James A. Mitarotonda
                                   --------------------------
                               Name: James A. Mitarotonda
                               Title: President and CEO


                               /s/ James A. Mitarotonda
                               ------------------------------
                               James A. Mitarotonda


STARBOARD VALUE & OPPORTUNITY FUND, LLC                  ADMIRAL ADVISORS, LLC
By: Admiral Advisors, LLC, its managing member           By: Ramius Capital Group, L.L.C., its sole member

PARCHE, LLC                                              RAMIUS CAPITAL GROUP, L.L.C.
By: Admiral Advisors, LLC, its managing member           By: C4S & Co., L.L.C.,
                                                             as managing member

                                                         C4S & CO., L.L.C.

                                         By: /s/ Jeffrey M. Solomon
                                          Name: Jeffrey M. Solomon
                                        Title: Authorized Signatory



JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
--------------------------
Individually and as attorney-in-fact for Peter A.
Cohen, Morgan B. Stark and Thomas W. Strauss


                                        RJG CAPITAL PARTNERS, L.P.

                                        By: RJG Capital Management, LLC, its
                                            general partner

                                        By: /s/ Ronald J. Gross
                                           -------------------
                                        Name: Ronald J. Gross
                                        Title: Managing Member

                                        RJG CAPITAL MANAGEMENT, LLC


                                        By: /s/ Ronald J. Gross
                                            -------------------
                                        Name: Ronald J. Gross
                                        Title: Managing Member

                                        /s/ Ronald J. Gross
                                        -------------------
                                        Ronald J. Gross


                                        D.B. ZWIRN SPECIAL OPPORTUNITIES
                                        FUND, L.P.

                                        By: D.B. ZWIRN PARTNERS, LLC,
                                        its general partner

                                        By: ZWIRN HOLDINGS, LLC,
                                        its managing member


                                        By: /s/ Daniel B. Zwirn
                                            -----------------------------------
                                        Name: Daniel B. Zwirn
                                        Title: Managing Member

                                        D.B. ZWIRN SPECIAL OPPORTUNITIES
                                        FUND, LTD.

                                        By: D.B. Zwirn & Co., L.P., its manager

                                        By: DBZ GP, LLC, its general partner

                                        By: Zwirn Holdings, LLC, its managing
                                        member

                                        By: /s/ Daniel B. Zwirn
                                            -----------------------------------
                                        Name: Daniel B. Zwirn
                                        Title: Managing Member

                                       HCM/Z SPECIAL OPPORTUNITIES LLC

                                       By: D.B. Zwirn & Co., L.P., its manager

                                       By: DBZ GP, LLC, its general partner

                                       By: Zwirn Holdings, LLC, its managing
                                       member


                                       By: /s/ Daniel B. Zwirn
                                           -----------------------------------
                                       Name: Daniel B. Zwirn
                                       Title: Managing Member


                                       D.B. ZWIRN & CO., L.P.

                                       By: DBZ GP, LLC, its general partner

                                       By: Zwirn Holdings, LLC, its managing
                                       member


                                       By: /s/ Daniel B. Zwirn
                                           -----------------------------------
                                       Name: Daniel B. Zwirn
                                       Title: Managing Member


                                       DBZ GP, LLC

                                       By: Zwirn Holdings, LLC, its managing
                                       member

                                       By: /s/ Daniel B. Zwirn
                                           -----------------------------------
                                       Name: Daniel B. Zwirn
                                       Title: Managing Member


                                       ZWIRN HOLDINGS, LLC

                                       By: /s/ Daniel B. Zwirn
                                           -----------------------------------
                                       Name: Daniel B. Zwirn
                                       Title: Managing Member


                                       /s/ Daniel B. Zwirn
                                           -----------------------------------
                                           Daniel B. Zwirn

                                    SCHEDULE

            This schedule sets forth information with respect to each purchase and sale of Common Stock which was effectuated by a Reporting Entity since the filing of the Statement. All transactions were effectuated in open market transactions.

Shares purchased by Barington Companies Offshore Fund, Ltd.

             Number of
Date           Shares         Price Per Share             Cost(*)
----         ---------        ---------------         ---------------
10/31/2006     36,600            $24.1312                $883,201.92
11/1/2006      28,400            $24.2589                $688,952.76
11/2/2006      10,681            $23.9960                $256,301.28
----------

(*) Excludes commissions and other execution-related costs.